Amendment No.3 to Employment Agreement between Flushing Financial Corporation and Michael J. Hegarty, and Amendment No.2 to Employment Agreement between Flushing Savings Bank, FSB and Michael J. Hegarty.

      This AMENDMENT AGREEMENT ("Agreement") is made and entered into as of the 26th day of November, 1996, by and among Flushing Financial Corporation, a Delaware corporation (the "Holding Company"), Flushing Savings Bank, FSB, a savings bank organized and existing under Federal law (the "Bank"), and Michael
J. Hegarty (the "Officer").

      The Holding Company and the Officer agree that, effective as of the date hereof, the employment agreement entered into between the Holding Company and the Officer as of November 21, 1995, as the same may have been previously amended (the "Holding Company Agreement"), is hereby amended as provided herein.

      The Bank and the Officer agree that, effective as of the date hereof, the employment agreement entered into between the Bank and the Officer as of November 21, 1995, as the same may have been previously amended (the "Bank Agreement"), is hereby amended as provided herein.

     1. A new Section 5(h) is added to the Holding Company Agreement and the Bank Agreement to read as follows:

            (h) Upon the termination (the "Trust Termination") of the Flushing Financial Corporation Employee Benefit Trust (the "Trust") at any time during the Employment Period, the Officer shall be entitled to receive a payment in cash equal to the excess, if any, of (i) the amount the Officer would have been entitled to receive upon the Trust Termination if he had been employed by the Company or the Bank for the four full calendar years prior to the Trust Termination plus the completed portion of the calendar year in which the Trust Termination occurs (the "Deemed Benefit") over (ii) the amount the Officer actually receives upon the Trust Termination based upon his actual period of employment by the Company or the Bank prior to the Trust Termination. For purposes of calculating the Deemed Benefit, the Officer shall be deemed to have earned "aggregate compensation," as that term is defined in section 8.4 of the Trust Agreement dated as of June 28, 1994, at an annualized rate of $206,000 for any full or partial calendar year in which the Officer was not actually employed by the Holding Company or the Bank prior to the Trust Termination.

      2. Except as they may be amended as provided herein, the Holding Company Agreement and the Bank Agreement shall continue in full force and effect in accordance with their terms as in effect before the date of this Agreement.

      IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

FLUSHING FINANCIAL CORPORATION                    FLUSHING SAVINGS BANK, FSB
By: /s/ James F. McConnell                        By:  /s/ Anna M. Piacentini
    --------------------------                       --------------------------
Name:   James F. McConnell                        Name:    Anna M. Piacentini
Title:  President and C.E.O.                      Title:   Senior Vice President


/s/  Michael J. Hegarty
------------------------------
Michael J. Hegarty